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                                                                    Exhibit 12.3


                  ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES

                           RATIO OF EARNINGS TO FIXED CHARGES
                                   Twelve Months Ended
                                 (Thousands of Dollars)


                                                         SEPTEMBER          DECEMBER
                                                           2001               2000
                                                         ---------          --------
EARNINGS
  Net Income                                              $40,453            $39,069
  Federal Income & State Tax                               31,173             22,826

  Total Earnings Before Federal and State Income Tax       71,625             61,895

FIXED CHARGES*                                             26,578             28,399
                                                          -------            -------
      Total Earnings Before Federal and State
        Income Tax and Fixed Charges                      $98,204            $90,294
                                                          =======            =======


  * Fixed Charges

  Interest on Long-Term Debt                               22,130            $22,933
  Interest Component on lease Payment                       1,260              2,515
  Other Interest                                            3,189              2,951
                                                          -------            -------

      Total Fixed Charges                                 $26,578            $28,399
                                                          =======            =======



  Ratio of Earnings to Fixed Charges                         3.70               3.18
                                                          =======            =======